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                                                                    EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE
       (all amounts in thousands, except for share and per share amounts)


                                       December 31,     December 31,   December 31,
                                           1997             1996           1995
                                      -------------     ------------   ------------
BASIC EARNINGS PER SHARE:
Dilutive common stock equivalents       2,595,239         2,586,698      2,512,407
Dilutive common equivalent shares         201,667           201,667        201,667
                                        ---------         ---------      ---------
Total Common Stock                      2,796,906         2,788,365      2,714,074
                                        =========         =========      =========
Net Income                                 $2,124            $2,497         $2,098
                                        =========         =========      =========
Basic Earnings Per Share                    $0.76             $0.90          $0.77
                                        =========         =========      =========

DILUTED EARNINGS PER SHARE:
Dilutive common stock equivalents       2,595,239         2,586,698      2,512,407
Dilutive common equivalent shares         201,667           201,667        201,667
                                        ---------         ---------      ---------
Total Common Stock                      2,796,906         2,788,365      2,714,074
                                        =========         =========      =========
Net Income                                 $2,124            $2,497         $2,098
                                        =========         =========      =========
Diluted Earnings Per Share                  $0.76             $0.90          $0.77
                                        =========         =========      =========